EXHIBIT 99.1

[VERTIS LETTERHEAD]

May 19, 2003
FOR IMMEDIATE RELEASE

Vertis Provides Earnings Guidance

Baltimore, MD (May 19, 2003) — Vertis, Inc. (“Vertis”) today announced earnings expectations for the second quarter and full year 2003.

In the first quarter of 2003, fragile economic conditions and geopolitical uncertainties had a significant adverse effect on our results of operations.  This economic climate continues to produce a weak advertising market and a difficult pricing environment.  As a result, Vertis expects second quarter EBITDA (as defined below), to be 20% to 25% below the $58.5 million posted in the second quarter of 2002.  Excluding the impact of restructuring and restructuring related charges of $3.0 million in the second quarter of 2002, EBITDA would be 24% to 28% below the second quarter of 2002.

For the full year 2003, Vertis expects EBITDA to be from 1% below to 3% above the $212.7 million posted for the year ended December 31, 2002.  Excluding the impact of restructuring and restructuring related charges of $20.9 million in 2002, 2003 EBITDA would be 6% to 10% below the prior year.  This overall year-over-year decline includes the assumption of a modest economic recovery resulting in second half EBITDA which is expected to be 23% to 30% above the $107.2 million reported in the second half of 2002.  Excluding the impact of restructuring and restructuring related charges of $16.9 million in the second half of 2002, EBITDA would be 6% to 12% above the second half of 2002.

Vertis expects a second quarter net loss of between $4.1 million to $7.6 million, as compared to a net loss of $1.7 million for the same period in 2002.  For the full year 2003, assuming a modest economic recovery in the second half of 2003, Vertis expects net income of between $11.9 million to $17.8 million, as compared to a net loss of $120.1 million in 2002.  The 2002 net loss includes the cumulative effect of an accounting change of $108.4 million, net of tax of $6.8 million, as a result of the adoption of Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangibles.”

“The poor economic environment is the primary driver in the first half year-over-year decline.  In the event we see a modest recovery in the second half, we expect to reap the benefits of our proactive approach to cost management and the power of our diverse product offering,” noted Dean D. Durbin, Chief Financial Officer of Vertis.  “In addition, the weak second half of 2002 represents a more favorable comparison on a year-over-year basis.”

-more-

EBITDA represents the sum of operating income, depreciation and amortization of intangibles.  Vertis has included the discussion of EBITDA to provide additional information regarding our ability to meet our future debt service, capital expenditures and working capital requirements and because it is the measure by which management gauges our profitability.  EBITDA is not a measure of financial performance in accordance with accounting principles generally accepted in the United States of America.  You should not consider it an alternative to net income as a measure of operating performance or to cash flow from operating activities as a measure of liquidity.  Our calculation of EBITDA may be different than the calculation used by other companies and therefore comparability may be limited.

Financial Highlights (in millions):

	Three Months Ended			Twelve Months Ended
	June 30, 2003	June 30, 2002	% Change	Dec. 31, 2003	Dec. 31, 2002	% Change
High-End Guidance:
Income (Loss) Before Cumulative Effect of Accounting Change	$(4.1)	$(1.7)	N/M(2)	$17.8	$(11.8)	N/M(2)
Net Income (Loss)	$(4.1)	$(1.7)	N/M(2)	$17.8	$(120.1)	N/M(2)
EBITDA(1)	$46.8	$58.5	-20.0%	$220.0	$212.7	-3.4%

Low-End Guidance:
Income (Loss) Before Cumulative Effect of Accounting Change	$(7.6)	$(1.7)	N/M(2)	$11.9	$(11.8)	N/M(2)
Net Income (Loss)	$(7.6)	$(1.7)	N/M(2)	$11.9	$(120.1)	N/M(2)
EBITDA(1)	$44.2	$58.5	-24.4%	$210.0	$212.7	-1.3%

(1)          EBITDA represents the sum of operating income, depreciation and amortization of intangibles.

EBITDA as used by management is calculated as follows:

	Three Months Ended			Twelve Months Ended
	June 30, 2003	June 30, 2003	June 30, 2002	Dec. 31, 2003	Dec. 31, 2003	Dec 31, 2002
(in millions)	High-end	Low-end		High-end	Low-end

Loss before cumulative effect of accounting change	$(4.1)	$(7.6)	$(1.7)	$17.8	$11.9	$(11.8)
Income tax (benefit) expense	(1.5)	(0.6)	(1.2)	6.7	2.5	(2.4)
Other, net	1.0	1.0	9.1	(6.1)	(6.1)	14.9
Interest income	—	—	—	(0.1)	(0.1)	(0.3)
Amortization of deferred financing costs	2.1	2.1	2.6	8.4	8.4	10.4
Interest expense	27.7	27.7	27.9	107.7	107.8	112.7
Operating income	25.2	22.6	36.7	134.4	124.4	123.5
Depreciation and amortization	21.6	21.6	21.8	85.6	85.6	89.2

EBITDA	$46.8	$44.2	$58.5	$220.0	$210.0	$212.7

(2)   N/M = Not Meaningful

ABOUT VERTIS

Vertis is a leading international provider of integrated marketing solutions that seamlessly combines advertising, direct marketing, media, imaging and progressive technology.  The company’s product and service offerings include: consumer and media research, media planning and placement, creative services, digital media production, targetable advertising insert programs, fully integrated direct marketing programs, circulation-building newspaper products, and interactive marketing.

Serving more than 3,000 local, regional, national and international customers, Vertis is a privately held company.  Vertis clients encompass numerous Fortune 500 companies across diverse industries, including ad agencies, automotive, consumer packaged goods, durable goods and manufacturing, financial services, fragrance and beauty, food and grocery, healthcare, media and publishing, newspapers, retailers and technology.

To learn more about Vertis, visit www.vertisinc.com.

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believes, “anticipates, “expects, “estimates, “plans, “intends” and similar expressions are intended to identify forward-looking statements. All forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from projected results. Factors that may cause these differences include fluctuations in the cost of raw materials we use, changes in the advertising, marketing and information services markets, the financial condition of our customers, actions by our competitors, changes in the legal or regulatory environment, general economic and business conditions in the U.S. and other countries, and changes in interest and foreign currency exchange rates.

Consequently, you should consider any such forward-looking statements only as our current plans, estimates and beliefs. Even if those plans, estimates or beliefs change because of future events or circumstances, we decline any obligation to publicly update or revise any such forward-looking statements.

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